
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       Six Months       Six Months
                       Ended            Ended
                       June 30          June 30,                                      Years Ended December 31,
                       -------------------------------------------------------------------------------------------------------------
                       1995                           1994
                       Pro forma/1/     1995          Pro forma/1/     1994        1993          1992         1991         1990
                       -------------------------------------------------------------------------------------------------------------
Net Income (loss)
before income taxes
and after minority
interest                  $922,546      $1,422,546    $1,350,626    $2,350,626   $1,976,231   $1,225,874   ($307,051)  ($1,602,093)
                          --------      ----------    ----------    ----------   ----------   ----------    --------    ----------

Add fixed charges:
 Interest expense          956,239         456,239     1,666,141       666,141      599,238      643,023     473,598       395,509

Amortization of debt
 service                    49,350          49,350       140,600       140,600       93,150      185,209     42,839

Rental expense              93,667          93,667       149,667       149,667      105,333       46,000

                       -------------------------------------------------------------------------------------------------------------
Total fixed charges      1,099,256         599,256     1,956,408       956,408      797,721      874,232    516,437        395,509
                       -------------------------------------------------------------------------------------------------------------

Net income (loss)
 as adjusted            $2,021,802      $2,021,802    $3,307,034    $3,307,034   $2,773,952   $2,100,106   $209,386    ($1,206,584)
                       =============================================================================================================

Fixed charges in
excess of earnings                                                                                         $307,051     $1,602,093
                                                                                                        ============================
Ratio of earnings to
fixed charges                 1.84            3.37          1.69          3.46         3.48         2.40

------------
/1/ The pro forma ratios assume the CAS Bonds are outstanding during the applicable periods and that the proceeds from issuance of such bonds are not invested and do not earn a return.
